Exhibit 10.37

LEASE AGREEMENT FOR OFFICE SPACE
and other commercial premises subject to Article 230a of Book 7 of the Dutch Civil Code

Model contract as established by the Real Estate Council (ROZ) on July 30, 2003.

THE UNDERSIGNED:

1. Stichting Mathilda, established in 5216 PR 's-Hertogenbosch at Pettelaarpark 107, registered in the Trade Register for Brabant under number 56341296, hereby duly represented by it's managing director Mr. H.W.M. van der Wallen, hereinafter referred to as "Lessor",

AND

Brand Loyalty Sourcing B.V., established in 5215 MV 's-Hertogenbosch at Het Zuiderkruis 1, registered in the Trade Register for Brabant under number 17187852, VAT number NL815650358B01, hereby duly represented by it's managing director Mr. J.J.J. Rikken, hereinafter referred to as "Lessee",

HAVE AGREED AS FOLLOWS:

Property, purpose
1.1
Lessor leases to Lessee and Lessee leases from Lessor the (yet to be realized) distribution center with adjoining outdoor space, hereinafter referred to as "the Leased Space", situated at the Zonneveld, 5993 SG Maasbree, existing and located at (section s of) the lots recorded in the Land Register Maasbree as section S, numbers 89, 90, 321, 322, 323, 405, 325, 326 and 534 as shown on the Land Register map in Appendix 2.

The Leased Space includes a plot of land in size of approximately 75,575 m2, comprising an approximate 63,675 m2 construction site and an approximate 11,900 m2 infiltration area, a distribution center of approximately 44,715 m2 gross floor area divided in approximately 40,237 m2 warehouse, approximately 3,078 m2 mezzanine floor and approximately 1,400 m2 office space, as well as an outdoor area including 229 parking spots for passenger cars, 4 parking lots for trucks, and two entrances and exits.

The Leased Space is further specified in the documents that have been attached to this Lease Agreement and that are part of this Lease Agreement, including in particular:

•	The booklet of sketches and drawings of the Leased Space dated 04/05/2012, drafted by DENC (Appendix 3),
•	The technical specification dated 04/05/2012, drafted by DENC (Appendix 4)

1.2
Lessor shall invite Lessee for the delivery of the Leased Space to Lessee, which will take place simultaneously with the delivery contractor-Lessor and Lessor-institutional retail investor. Lessee shall inform Lessor about any defects well before the delivery.

Defects that do not interfere with the use by Lessee shall not be a reason for Lessee to refuse delivery of the Leased Space. If the Leased Space meets the requirements of the provisions of Article 1.1, subject to the provisions in the preceding sentence, and Lessee is invited for the delivery but does not cooperate the delivery, unduly refuses the delivery, or starts using the Leased Space, the Leased Space is assumed delivered to Lessee. In the event of defects that may interfere with the use, to be specified by Lessor well before the delivery, Lessor and Lessee shall mutually consult each other. Lessor is obligated to repair the defects referred to in this Paragraph as soon as possible. Defects that interfere with use shall be repaired by Lessor in any event before the date of delivery.

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Upon delivery by Lessor to Lessee a report shall be drafted in which any defects still to be remedied at the expense of Lessor shall be noted (Appendix 5). The report shall further include which installations and other equipment are and are not part of the Leased Space (in as far as this is not clear from the documents mentioned hereabove, including the technical specification).

1.3
Delivery to Lessee shall take place not earlier than September 1, 2013, and not later than January 15, 2014. Delivery on the first day of a calendar month is preferred. If and insofar a delivery does not take place on the first day of a calendar month, the date of delivery referred to in Articles 3.1, 4.5 and 4.9 of this Agreement shall be considered the first day of the (next) calendar month. In this event, however, an additional payment from Lessee to Lessor shall take place for the period from the delivery date up to the date of the first day of the next calendar month.

1.4
The Leased Space shall exclusively be used by or on behalf of Lessee as distribution space and outdoor area for the purpose of parking and shunting passenger cars, trucks and (sea) containers.

1.5
Lessee is not allowed to assign any purpose to the Leased Space other than described under 1.4 without the prior written consent of Lessor.

1.6
The maximum permissible load on the floor(s) of the Leased Space is an evenly distributed load of the warehouse of maximum 40 kN/m2, of freight forwarding maximum 25 kN/m2, and of the mezzanine floor maximum 8 kN/m2. The maximum concentrated load per rack leg in the warehouse is 75 kN per rack leg (2 x 75 kN rack legs back-to-back). Lessee shall not load the floors heavier than structurally permitted.

Conditions
2.1
The 'GENERAL CONDITIONS FOR THE LEASING OF OFFICE SPACE' and other business premises subject to Article 230a of Book 7 of the Dutch Civil Code', filed with the Clerk of the District Court of The Hague on July 11, 2003 and registered under number 72/2003, hereinafter referred to as the "General Conditions", are part of this Lease Agreement. These General Conditions are fully known to the parties. Lessor and Lessee have received a copy of the General Conditions, which is included in Appendix 6.

2.2
The General Conditions referred to in 2.1 are applicable except where this Lease Agreement expressly stipulates otherwise or where applicability in relation to the Leased Space is not possible. In the even of inconsistencies between this Agreement and the General Conditions, this Agreement prevails.

Duration, extension and termination
3.1
This Lease Agreement takes effect on the date of signing by both parties and shall remain in effect for the duration equal to the lease period, and has an initial duration of fifteen (15) years, calculated from the day of delivery to Lessee. Deliver will take place in accordance with Article 1.3 of this Agreement.
The obligations of Lessor to provide quiet enjoyment of the lease does not take effect on the day this Agreement enters into effect, but on the day of delivery to Lessee instead. Notwithstanding the provisions of Article 2 of the General Conditions, this delivery does not take place at the commencement of this Agreement.

3.2
Except termination by Lessee at that end of the lease period referred to in Article 3.1, this Lease Agreement will subsequently be renewed for a consecutive period of five years.

3.3
Except termination by Lessee at that end of the lease period referred to in Article 3.2, this Lease Agreement will subsequently be renewed for a consecutive period of five years.

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3.4
Except termination by Lessee at that end of the lease period referred to in Article 3.3, this Lease Agreement will subsequently be renewed for a consecutive period of five years.

3.5
Except termination by Lessee or Lessor at that end of the lease period referred to in Article 3.4, this Lease Agreement will subsequently be renewed for a consecutive period of five years each time, except termination by Lessee or Lessor.

3.6
The notice period by Lessee and Lessor is one year. Terminations shall take place in writing by bailiff's writ or registered mail.

Rent, VAT, rent adjustment, payment obligations, period of payment
4.1
The initial rent (price level January 1, 2012) of the Leased Space is   , excluding VAT. In words:   .

The initial rent on an annual basis with price level January 1, 2012 is structured as follows:

-	Warehouse rent:
-	Mezzanine rent:
-	Office space rent:
Total

4.2
Parties agree that Lessor  charge VAT on the rent.

4.3
As parties agreed that VAT will be charged on the rent Lessor and Lessee will use the option based on Communication 45, Decree of March 24, 1999, number VB 99/571 to waive a joint option request for a VAT taxable lease. By signing this Lease Agreement Lessee declares, also for the benefit of Lessor's successor(s) in title, that he uses and will continue to use, or will others make use and continue to use, the Leased Space for purposes for which right of deduction of VAT under Article 15 of the Turnover Tax Act 1968 entirely or practically entirely subject exists.

4.4
Lessee's fiscal year runs from January 1 through December 31, 2013. Lessor's VAT number is   .

4.5
On the date of delivery of the Leased Space a first indexing shall take place over the period beginning on January 1, 2012 up to the date of delivery in accordance with the stipulations of Articles 9.1 through 9.4 of the General Conditions. Thereafter for the duration of the lease period, the rent shall be reviews (indexed) annually, for the first time one year after the date of delivery, pursuant to Articles 9.1 through 9.4 of the General Conditions.

4.6
Lessee's payment obligations consist of:
•     the rent;
•     VAT due on the rent.

4.7
If the parties agreed on a VAT taxable lease and the Leased Space may no longer be leased subject to VAT Lessee is no longer required to pay VAT on the rent. In such case the amounts of compensation referred to in 19.3.a of the General Conditions apply and will replace the VAT and the compensation pursuant to 19.3.a sub I is assessed beforehand by parties at a percentage of the actual annual rent still to be determined, where the basis shall be that Lessor will be fully compensated for any costs in relation to Lessor no longer being entitled to deduct VAT. Lessor shall substantiate these costs by means of an audit statement.

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4.8
At the date of commencement of the lease (which is equal to the date of delivery of the Leased Space to Lessee) the rent (price level January 1, 2012) per payment period of three calendar months is:

The initial rent on an annual basis with price level January 1, 2012 is structured as follows:

-	Warehouse rent:
-	Mezzanine rent:
-	Office space rent:
-	VAT due on the rent
Total including VAT

In words:

4.9
The first payment by Lessee shall take place on the date of delivery of the Lease Space - taking into account the stipulations agreed between parties in article 3.1 of this Agreement - and an amount of   (price level January 1, 2012) is due. This amount is inclusive of VAT.

4.10
The periodic payments to be made by Lessee to Lessor under this Lease Agreement as specified in 4.7 through 4.9 are due as an advance payment in one sum in Euros and shall be been made in full before or on the first day of the period to which the payments apply.

4.11
Unless stated otherwise, all amounts in this Lease Agreement and the General Conditions forming a part thereof are exclusive of VAT.

Supplies and services
5.1
No additional supplies and services will be provided by or on behalf of Lessor. The Leased Space is equipped with meters for the supply of energy and water. Lessee shall enter into subscriptions with utilities for the direct delivery of energy (electricity and gas) and water.

Lessee shall enter into service agreements for the maintenance of technical equipment present in the Leased Space (see also Article 13 of the General Conditions, including Article 13.4 sub g of the General Conditions). These service agreements include annual maintenance and annual certification of the sprinkler installation.

Lessee may opt to perform the relevant maintenance periodically and timely by technically qualified personnel, either its own personnel or personnel of a third party, in lieu of entering into service agreements. If Lessee wishes to exercise this option the following applies:
•      Lessee will inform Lessor about this;
•      Lessee shall maintain a log of the performed maintenance, and who performs this maintenance
•      Maintenance and periodic control of the heating installation(s);
•      Lessee shall show Lessor that this maintenance is periodically (at least annually) and properly performed by technically qualified personnel.

Furthermore, Lessee is required to
a.      keep the premises clean on a regular basis
b.      inspect and if required clean the roofs, gutters and rain water drains at least twice per year (spring and fall), and maintain a relevant administration.

Upon first request of Lessor Lessee shall provide copies of the service agreements and relevant invoices, and provide access in any activities performed by Lessee.

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Guarantees
6.1
Notwithstanding the provisions of Article 12.1 of the General Conditions Lessee is no required to provide a bank guarantee.

6.2
Lessor shall enter into an agreement with Brand Loyalty International B.V., including a lease agreement with Brand Loyalty International B.V. for the event that this Lease Agreement should terminate as a result of bankruptcy or receivership of Lessee, corresponding to the attached model (Appendix 7). The agreement with Brand Loyalty International B.V. shall be executed prior to or simultaneously with the execution of the Lease Agreement. This agreement with Brand Loyalty International B.V. is essential for Lessee. Any not (timely) concluding of that agreement is a deficiency of Lessee.

Property management
7.1
Until Lessor informs otherwise, the management of the property will be carried out by Lessor.

7.2
Unless agreed in writing otherwise, Lessee will consult the management on the contents and any other matter relating to this Lease Agreement, with the exception of termination of the Lease Agreement or in respect of an amendment of the Lease Agreement (for which the Lessee shall discuss with the Lessor himself).

Special conditions
8.

Conditions consequent
8.1

Notwithstanding any other rights arising from the law and / or this Agreement this Agreement can be dissolved without interference of the Court:

a)   by the counterparty of the party that has been declared bankrupt;
b)   by the counterparty of the party that is in receivership;
c)   by the counterparty of the party that remains in default, despite a summons for payment with observance of a period of at least 14 days, for a substantial obligation for that party resulting from the Agreement.

Undersized - oversized
8.2
Under or oversize of the floor area of the developed real property (the Distribution Center) will (shall) never result to any settlement of the rent and / or any costs of additional supplies and services during the period of this Lease Agreement, including any renewal(s), unless there is a variation of more than 1% positive, or 1% native, of the floor area as included in Article 1.1 of this Agreement. Such settlement shall take place based on the prices determined in Article 4.1 and the measurement certificate in accordance with NEN 2580 still to be added, as included in Appendix 8.

Changes to the Leased Space
8.3
At the end of the Lease Agreement parties will jointly consult about any features to be left by Lessee and any agreed upon settlement for such features.

Water Supply Decree
8.4
In addition to the provisions in the General Conditions to this Lease Agreement, parties agree that (mandatory) inspections, maintenance and / or other measures to be undertaken by order of the government or utilities with regard to (the use of) water equipment installed in the Leased Space, such in the broadest sense, are at the expense of Lessee. This also applies in the event Lessor is the party who is legally liable to undertake such measures. Measures described in the first sentence

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include periodical risk analyses and any resulting obligations as meant in Articles 17i and further of the Dutch Water Supply Decree [Waterleidingbesluit]. Lessor is not liable for the implications that result from contamination caused by legionella and / or other bacteria present in the water supply system of the Leased Space.

Indexing
8.5
The basis year "2000=100" referred to in Article 9.1 of the General Conditions for the price index is changed in to "2006=100

Penalty for non-timely delivery of the Leased Space
8.6
In the event Lessee does not deliver the Leased Space at the end of the Lease Agreement or any date agreed among parties as date for delivery (except in the event of force majeure), Lessee is due to Lessor a penalty of 1 week of the then current rent obligation for each week or part thereof that Lessee does not timely deliver the Leased Space, calculated from the calendar date of the end date of the Lease Agreement. This penalty is payable on demand and not subject to any discount unless parties agree otherwise in writing and have made additional arrangements about the delivery.
The above applies without prejudice to the right to claim demonstrable damages, in which event parties shall first mutually consult to settle the damages in an amicable manner.
Delivery issues that do not interfere with the usage do not pose a reason for Lessor to refuse delivery.

Sublease
8.7
Lessee has the right to give the allow use of the Leased Space by, or sublet the Leased Space to, a company that is part of the group to which Lessee belongs (as meant in Article 2:24b Civil Code). Furthermore, Lessee has the right to allow use of the Leased Space by, or sublet the Leased Space to, one or more logistic service providers.

Lessee remains fully liable for observance of any obligations in the Lease Agreement in the event of sublease or any other type of usage by a third party. In all cases Lessee shall notify Lessor of the fact that a sublease agreement is agreed or usage by a third party takes place.

Changes to General Conditions
9.
Parties deviate from the following articles of the applicable General Conditions:

•	Article 6.5: Notwithstanding the provisions of Article 6.5 of the General Conditions, Lessee shall only be entitled to install advertising, signage, etcetera on the spaces / areas described in Article 6.5 of the General Conditions. At the end of the Lease Agreement Lessee shall completely remove the advertisement signs, including any means of securing or attaching.
•	In addition to the provisions of Articles 6.7.1 through 6...7.3 of the General Conditions the following applies at the commencement of the Lease Agreement. Lessee shall ensure that the Leased Space will possess the features that are required for normal business operations as distribution center. In this regard Lessor shall ensure that the Leased Space fulfills al requirements of the Decree Environmental Activities for the normal business operations as distribution center or (if a permit is required) possesses those features that are required to obtain a permit for such use. In this regard, Normal business operations are understood to include transportation movement between 7PM and 7AM, as well as the storage of goods listed in Appendix 10.
•	Article 6.11.1.c: Notwithstanding the provisions of Article 6.11.1.c parties agree that Lessee is permitted to use (internal) transportation equipment that are commonly used in a distribution center as defined in Article 1 of this Agreement, such without prejudice that any damages resulting from such use to the Leased Space will be repaired by Lessee within a reasonable term.
•	Article 6.11.2.2: Notwithstanding the provisions of Article 6.11.2.2 Lessee may apply mounting materials in floors, walls, etcetera that are necessary for the installation of racks, internal transportation systems, and similar equipment, provided that the Lease Space will not be damaged as a result thereof, and that these changes can and will be undone at the end of the Lease Agreement (including repair of any holes caused by mounting material.

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•	Article 6.11.2.9: Notwithstanding the provisions of Article 6. 11.2.9 of the General Conditions parties agree that Lessor may enter or have others enter the spaces as described in Article 6.11.2.9 without prior approval of Lessee, including for the purpose of maintenance.
•	Article 11.5: Notwithstanding the provisions of Article 11.5, neither Lessor nor Lessee are liable for the consequences of defects that he was not aware of and should not have been aware of at commencement of the Lease Agreement.
•	In addition to the provisions of Article 11.9 of the General Conditions parties agree that if Lessor despite a written summons subject to a reasonable term does not perform any necessary maintenance or repair activities that are the responsibility of Lessor, including as described in Article 13.3 of the General Conditions, Lessee may perform or have others perform these maintenance or repair activities at the expense of Lessor.

Assignment of rights and obligations
10.
If and in as far as the Leased Space will be sold by Lessor to a third party, Lessor is hereby obliged to ensure that all rights and obligations under this Agreement will be transferred to the third party.

Applicable law and competent Court
11.
Dutch law applies to this Agreement and Appendices. Any disputes arising from this Agreement, to the extent that they can not be settled amicably, shall solely be submitted to the competent Court in the District of Limburg.

Final provision
12.
This Agreement replaces the lease agreement executed on or about April 26, 2012 between Lessee and Venlolog C.V. with regard to the Lease Space and which expires effective the date of execution of this Agreement.

Agreed and signed in threefold,

's-Hertogenbosch, December 20, 2012 Lessor /s/ H.W.M. van der Wallen ………………………………….. Mr. H.W.M. van der Wallen	's-Hertogenbosch, December 20, 2012 Lessee /s/ J.J.J. Rikken ………………………………….. Mr. J.J.J. Rikken

Appendices:

-Appendix 1   copy Extract Chamber of Commerce [register] Lessor and Lessee
-Appendix 2   Land Register map
-Appendix 3   booklet of sketches and drawings dated April 5, 2012
-Appendix 4   technical description dated April 5, 2012
-Appendix 5   report of delivery (to be added upon delivery)
-Appendix 6   General Conditions
-Appendix 7   agreement of April 26, 2012
-Appendix 8   further to be added measurement certificate NEN 2580
-Appendix 9   soil survey
-Appendix 10  list of products that may be stored in the distribution center according to Article 9

Separate signature(s) of Lessee(s) for receipt of a copy of the 'GENERAL CONDITIONS LEASE AGREEMENT OFFICE SPACE' and other commercial premises subject to Article 7:230a Dutch Civil Code, as referred to in 2.1.

Signature

Lessee:

/s/ J.J.J. Rikken
…………………………………..
Mr. J.J.J. Rikken

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GENERAL TERMS AND CONDITIONS FOR LEASE OF OFFICE SPACE
and other commercial premises subject to Article 230a of Book 7 of the Dutch Civil Code

Model established by the Real Estate Council (ROZ) in July 2003, filed with the Clerk of the District Court of The Hague on 11 July 2003 and registered there under number 72/2003. Any liability for adverse effects arising from the use of the text of this model is hereby excluded by the ROZ.

Extent of the Leased Space
1. The term "Leased Space " also includes the installations and facilities in the Leased Space, insofar as they are not excluded in the Certificate of Practical Completion ("proces-verbaal van oplevering"), initialed by parties, to be attached as an appendix to this Lease agreement.

Condition
2. At the commencement of the Lease the Leased Space will or shall be delivered to and accepted by Lessee in its then-existing condition. That condition shall be recorded by or on behalf of Lessee and Lessor in a Certificate of Practical Completion, initialed by parties and to be attached as an appendix to the Lease agreement and, and which forms a part of the Lease agreement. If no Certificate of Practical Completion is prepared at the commencement of the Lease, the Leased Space is considered to have been delivered and accepted in the condition which Lessee can expect from a well-maintained property of the type to which the Lease agreement pertains.

Defect
3.The Leased Space has a defect if, considering the condition or a characteristic or any other circumstance not attributable to Lessee prevents enjoyment of the Leased Space by Lessee which may be expected at the time of the commencement of the Lease agreement.

Inspection in connection with suitability
4. Lessee is required to thoroughly inspect the Leased Space before commencement of the Lease agreement to ascertain whether the Leased Space is suitable or can be made suitable by Lessee for the purposes intended. Lessor has not examined the suitability of the Leased Space and is only required to inform Lessee of defects known to Lessor and of which he knows they would negatively affect the suitability. Lessor is not liable for the consequences of defects which were not or should not have been known to Lessor.

Expertise
5. If Lessee or Lessor are not sufficiently knowledgeable he is required to be assisted or represented by an expert when preparing the Certificate of Practical Completion, and during the inspection referred to under 4.

Use
6.1 For the entire duration of the Lease, Lessee shall effectively, fully, properly, personally and exclusively use the Leased Space for the purpose designated in the Lease agreement. Lessee shall observe any existing restricted rights, restricted covenants, and any requirements imposed or to be imposed by the authorities or utility companies (including requirements relating to Lessee's business, the use of the Leased Space, and everything present in or on the Leased Space ). Lessee shall ensure that the Leased Space has and will continue to have adequate furnishings and fittings, as of the commencement of the Lease. The term "utility companies" in this Lease agreement also includes similar businesses engaged in the supply, delivery and metering the use of energy, water, and the like.

6.2 Lessee shall comply with statutory provisions and local ordinances as well as commercial practice with respect to tenancies, government regulations, utilities and insurance companies. Lessee may only employ companies to perform work relating to security, fire prevention and lift engineering which have been approved by Lessor beforehand and that are certified by the National Centre for Prevention ("Nationaal Centrum voor Preventie") (NCP) or the Dutch Institute for Elevator Technology ("Nederlands Instituut voor Lifttechniek") respectively. If within the framework of supplies and services to be provided by Lessor it was agreed that the aforementioned work will be performed on behalf of Lessor, Lessee may not perform or contract this work himself. Lessee shall at all times observe the conditions of use issued by these companies. Lessee shall also take account any oral or written instructions issued by or on behalf of Lessor in the interest of proper use of the Leased Space and the internal and external spaces, installations and facilities of the building or complex to which the Leased Space belongs. This also includes instructions with respect to maintenance, appearance, noise levels, order, fire prevention, parking regime and the proper functioning of the installations and the building or complex, respectively, to which the Leased Space belongs.

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6.3 Lessee shall not cause any nuisance or disturbance when using the building or complex to which the Leased Space belongs. Lessee shall ensure that any third parties present on the account of Lessee will also not do such.

6.4 Lessee is entitled and is required to use the common facilities and services which are or will be made available in the interest of proper operation of the building or complex to which the Leased Space belongs.

6.5 Lessor is entitled to have access to the roofs, external walls, spaces not accessible to the public or Lessee, appurtenances within the building or complex, as well as gardens and yards of that building or complex, for himself, tenant(s) and third parties, for the purpose of installing (illuminated) advertising, signage, antenna systems or other purposes. If Lessor wishes to exercise this right, Lessor shall notify Lessee in advance, and Lessor shall take Lessee's interests into consideration when exercising this right.

6.6 Lessor may refuse Lessee access to the Leased Space if Lessee has not (yet) fulfilled its obligations under the Lease agreement when Lessee wants commence using the Leased Space. This does not affect the commencement date of the Lease, nor Lessee's obligations under the Lease agreement.

(Government) conditions and permits
6.7.1 Lessee is responsible for and will take arrange any necessary exemptions and/or permits, including user permits required in the course of conducting business, for which the Leased Space is used or designated. The costs arising from this shall be borne by Lessee. The refusal or revocation thereof shall not give grounds for termination of the Lease agreement or any other or further action against Lessor.

6.7.2 At the commencement of the Lease agreement Lessee shall examine whether the Leased Space is suitable for the purpose that Lessee shall use the Leased Space for. If at the time of the commencement of the Lease agreement, or at a later time, any changes or improvements are necessary in, at or to the Leased Space related to the purpose that Lessee has given or will give to the Leased Space are necessary as a result of government regulations or other regulations of other competent authorities, Lessee shall perform these changes or improvements at his own expense, after prior consent of Lessor.

6.7.3 If changes or improvements to, in or at the Leased Space are necessary in relation to the course of business conducted therein, or to the purpose or intended purpose, Lessee is responsible, notwithstanding the stipulations of 6.8.1 through 6.8.3 and 6.11.1 through 6.11.7, to ensure that such work will be carried out in accordance with the requirements imposed or to be imposed by the government or other competent authorities. Lessor therefore does not indemnify Lessee for (government) orders for further investigation or to take measures.

Environment
6.8.1 If at the commencement of the Lease agreement an environmental study with respect to the Leased Space has taken place and during or directly upon termination of the Lease agreement -in a similar survey- higher concentrations of one or more substances under, in, on or around the Leased Space are found than those present at the time of the earlier study, Lessee shall pay any damages arising from the contamination and is liable to Lessor for costs incurred with respect to the removal of the contamination or for taking other measures.
Lessee indemnifies Lessor in this context against claims of third parties, including government institutions.

6.8.2 The provisions of 6.8.1 do not apply if Lessee shows that the contamination did not arise because of actions or omissions by Lessee, his staff or individuals or objects under his supervision, or is not caused by a circumstance which can be imputed to Lessee.

6.8.3 Lessor does not indemnify Lessee against (government) orders for further investigation or for taking measures.

Waste products/chemical waste
6.9 Lessee shall strictly comply with any guidelines, regulations or instructions of the government or other competent authorities with regard to the (separate) collection of waste materials. Lessee is liable for all financial, criminal and other consequences resulting from non-compliance or partial compliance.

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Apartment rights
6.10.1 If the building or complex to which the Leased Space belongs is or will be divided into apartment rights, Lessee shall observe the conditions relating to usage as laid down in the deed of division and regulations. The same applies if the building or complex is or becomes part of a co-operative association.

6.10.2 Lessor shall not, so far as it is within his power, cooperate with the realization of regulations which are in conflict with the Lease agreement.

6.10.3 Lessor ensures that Lessee receives a copy of the regulations relating to usage, as specified in 6.10.1.

Prohibitory clauses and rules of procedure
6.11.1 Lessee is not permitted to:
a. have any environmentally hazardous materials in, on, or in the immediate vicinity of the Leased Space, including noxious, flammable or explosive materials, unless these are held in the normal course of business;
b. load the floors of the Leased Space and the building or complex to which the Leased Space belongs exceeding what technically permitted or exceeding the limit described in the Lease agreement;
c. use the Leased Space in such a way that this results in soil or other contamination, damage to the Leased Space or damage to the appearance of the Leased Space, including the use of transportation means which can damage floors or walls;
d. make changes or improvements in, on, or to the Leased Space which violate regulations of the government and utility companies, or the conditions under which the owner of the Leased Space acquired ownership or other restricted rights of the Leased Space, or which result in a nuisance to other Lessees or neighbors or hinder their usage rights.

6.11.2.1 Lessee shall at all times inform Lessor timely, beforehand and in writing about any change or improvement which Lessee wishes to realize or have realized in, to or on the Leased Space, such as nameplates, advertising, signs, announcements, publications, superficies, structures, displays, packaging, goods, vending machines, lighting, sun awnings, roll-down shutters, antennas and attachments, flagpoles, blinding windows, et cetera.

6.11.2.2 Changes and improvements include making holes in the facades, floors and walls.

6.11.2.3 Lessee needs Lessor's prior written consent for the complete or partial change of the furnishings or appearance of the Leased Space, unless it concerns changes or improvements that can be reversed and removed at nominal cost at the end of the Lease.

6.11.2.4 Unless parties agree otherwise in writing, Lessor does not grant permission for changes and improvements which Lessee wishes to make if they cannot be removed at the end of the Lease without damaging the Leased Space and can not be reversed at nominal cost, or if these changes and improvements are not necessary for the efficient use of the Leased Space, or if the quiet enjoyment of the land is not increased, or if Lessor has compelling reasons to object to such changes or improvements.

6.11.2.5 Lessor is entitled to impose conditions with respect to changes or improvements desired by Lessee, including in relation to the execution, location, size and choice of materials. Lessee shall comply with regulations of competent authorities concerning changes or improvements made by Lessee.

6.11.2.6 Any changes and improvements made by Lessee do not form part of the Leased Space, irrespective of whether or not the changes or improvements were made with Lessor's consent.

6.11.2.7 Unless parties have agreed otherwise in writing, changes and improvements made by or on behalf of Lessee must be reversed and removed before the end of the Lease.

6.11.2.8 Lessee waives his rights and claims with respect to unjustified enrichment pertaining to changes and improvements made by or on behalf of Lessee and which are not reversed at the end of the Lease, unless parties have agreed otherwise in writing.

6.11.2.9 Without Lessor's prior written consent Lessee is not permitted to enter or to allow entry to the service and installation rooms, flat roof sections, roofs, gutters, and areas of the Leased Space, the building or complex to which the Leased Space belongs that are not intended for public use; or park vehicles in other than designated parking places.

6.11.3 Lessee shall comply with regulation of the government and other competent authorities, as well as with the oral and written instructions of Lessor, regarding the times and methods for loading and unloading.

6.11.4 Lessor is in no way liable for changes or improvements and the like referred to in 6.11.2.1 and 6.11.2.2.

6.11.5 Lessee shall keep fire extinguishing equipment, fire escapes, and emergency doorways in the Leased Space clear at all times.

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6.11.6 If the Leased Space is equipped with an elevator, rollways, escalator, automatic door system, or similar equipment, or if the Leased Space can be accessed by means of one or more of these or similar equipment, the use thereof shall be entirely at a user's own risk. All instructions issued or to be issued by or on behalf of Lessor, the involved installers or the government shall be strictly observed. Lessor may decommission such facilities - if and for as long as necessary - without entitlement of Lessee to compensation or reduction of the rent.

6.11.7 If objects (including advertising or other sign-work) affixed by Lessee have to be removed temporarily in connection with maintenance or repair work to the Leased Space or the building or complex to which the Leased Space belongs, the costs of such removal, possible storage and re-affixing these items shall be borne by Lessee, irrespective of whether or not Lessor gave permission for said items to be affixed.

Requests/permissions
6.12.1 If Lessor or Lessee wish to deviate from and/or supplement any provision of this Lease agreement after its execution, Lessor or Lessee shall submit his request for this deviation or supplement in writing.

6.12.2 If and to the extent that any provision of this Lease agreement requires the permission of Lessor or Lessee, such permission will only be deemed to have been granted if it is granted in writing.

6.12.3 Any permission given by Lessor or Lessee is granted on a one-time-only basis and will not apply to other or successive instances. Lessor and Lessee are entitled to grant their respective permission under certain conditions.

Penalty clause
7. If after having received a Notice of Default from the Lessor, Lessee continues to breach the stipulations of the Lease agreement and of these General Conditions, Lessee will incur a penalty, payable on demand, of € 250.00 per day for each day during which Lessee continues to be in default, in as far as no specific penalty has been agreed upon. The foregoing is without prejudice to Lessor's right to full compensation insofar as the damages suffered exceed the penalty imposed.

Sublet
8.1 Lessee is not permitted to let or sublet the entire or part of the Leased Space or grant usage rights thereto, to third parties without Lessor's prior written consent, or to transfer tenancy rights in whole or in part to third parties or to transfer these into a partnership or legal entity, without Lessor's prior written consent.

8.2 If Lessee acts in violation of the foregoing provisions, he will incur a penalty, payable on demand, for each calendar day that the violation continues, equivalent to two times the daily rent payable by Lessee at that time, without prejudice to Lessor's rights to claim specific performance or dissolution of the Lease agreement or any damages.

Rent adjustment
9.1 The rent adjustment as agreed to in 4.5 of the Lease takes place on the basis of the adjustment of the monthly price index of the Consumer Price Index (CPI), all households series (2000 = 100), published by the Central Bureau of Statistics ("Centraal Bureau voor de Statistiek") (CBS). The adjusted rent is calculated with the use of the following formula: the adjusted rent is equivalent to the current rent at the date of change, multiplied by the index number in the calendar month four months prior to the calendar month in which the rent is adjusted, divided by the index number of the calendar month sixteen months prior to the calendar month in which the rental is adjusted.

9.2 The rent will not be adjusted if the adjustment would lead to a lower rent than the last current rent. In that case, the last current rent remains unchanged, until with the next indexing the index number in the calendar month four months prior to the calendar month in which the rent will be adjusted is higher than the index number of the calendar month four months prior to the calendar month in which the rent was lastly adjusted. In that case the rent adjustment will use the index numbers of the calendar months referred to in the previous sentence.

9.3 The validity of a newly indexed rent does not require that Lessee is informed separately of the indexing that will be or already is implemented.

9.4 If CBS no longer publishes said index numbers or if CBS changes the basis of calculation thereof, an indexation method will be used which is as closely comparable to the method of the CBS, or a comparable index number will be used. In case parties disagree, any of the parties may request the Director of CBS to give a decision which will be binding to both parties. Any costs incurred in this regard will be equally split between parties.

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Termination of the Lease agreement or use
10.1.1 Unless otherwise agreed in writing, Lessee shall deliver the Leased Space to Lessor at the end of the Lease, or at the end of use thereof, in the condition as described in the Certificate of Practical Completion at the commencement of the Lease, with the exception of normal wear and tear and ageing.

10.1.2 If no Certificate of Practical Completion was made up at the commencement of the Lease, the Leased Space shall be delivered by Lessee to Lessor at the end of the Lease, or the end of Lessee's use, in the condition which Lessor can expect from a well-maintained property of the type to which the Lease agreement relates, without defects, unless otherwise agreed in writing, and with the exception of normal wear and tear and ageing.

10.1.3 If the condition of the Leased Space at the commencement of the Lease is argued it will be assumed that Lessee received the Leased Space in good condition and without defects.

10.1.4 The Leased Space will furthermore be returned to Lessor completely vacated, free of use and rights of use, properly cleaned and with all keys, key cards and the like pertaining thereto. Lessee is required to remove all items it has affixed in or on the Leased Space or which were assumed by Lessee from the previous Lessee or user at his own expense. Lessor is not required to compensate Lessee for items which were not removed. Items which were not removed may be removed at Lessee's expense. The provisions of 6.11.2.6 and 6.11.2.7 apply.

10.2 If Lessee terminates his use of the Leased Space prematurely, Lessor is entitled to obtain access to and take possession of the Leased Space at Lessee's expense. In that case Lessee does not have any right to damages.

10.3 All items apparently abandoned by Lessee by leaving them behind in the Leased Space at the time of actually leaving the Leased Space may be removed by Lessor at Lessor's own discretion, without any liability on Lessor's part, at Lessee's expense. Lessor at its own discretion is entitled to immediately and at Lessee's expense have these items destroyed, or appropriated and, if desired, to sell them and retain the proceeds of sale, unless Lessor is aware that the successive Lessee will assume or has assumed the items. If the successive Lessee has assumed items, Lessee is required to draft a description, jointly with the successive Lessee, of any items being assumed by the successive Lessee. This description, initialed by Lessee and the successive Lessee, shall be provided to Lessor immediately after it is drafted.

10.4 Lessee is under no circumstance entitled to leave behind any items in the Leased Space after the end of the Lease agreement while awaiting a response whether a successive Lessee wishes to assume items, unless Lessor and Lessee agreed otherwise in writing. If Lessee does not comply with this, Lessor is entitled to, at its own discretion, have these items immediately destroyed at Lessee's expense, or to appropriate and, if desired, sell these items and retain the proceeds of sale.

10.5 The Leased Space must be inspected by parties jointly, timely before the end of the Lease agreement or the end of use. A report of this inspection shall be prepared by parties, which shall contain the findings with respect to the condition of the Leased Space. This report shall also record which work with respect to repairs that became evident in said inspection and overdue maintenance costs still have to be performed at costs of Lessee, as well as the manner in which that work will have to be performed. The inspection of the Leased Space and the drafting and signing of the inspection report takes place by parties or by their appointed representatives. Parties may not challenge the authority of such representatives after the event.

10.6 If Lessee does not cooperate with the inspection and/or the recording of the findings and agreements in the inspection report within a reasonable term, after having had a sound opportunity to do so, Lessor is entitled to carry out the inspection without Lessee's attendance and to determine the report as being binding for both parties. Lessor shall immediately give Lessee a copy of this report.

10.7 Lessee is required to perform the work or have the work performed within the term set in the inspection report --or to be agreed upon between parties- to Lessor's satisfaction. If Lessee, also after having received a notice of default, in full or in part fails to comply with his obligations following from the inspection report, Lessor is entitled to have the work performed and recover the associated costs from Lessee.

10.8 Lessee is liable to pay a sum to Lessor for the time involved with the repair of the Leased Space from the day on which the Lease agreement ends, calculated on the basis of the most current rent and charges for additional supplies and services, without prejudice to Lessor's claim for payment of further damages and costs.

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Damages and Liability
11.1 Lessee shall timely take appropriate steps to prevent and limit damage to the Leased Space such as damage resulting from short circuits, fire, leakage, storm, frost or any other weather conditions, influx and outflow of gases or liquids. Lessee shall inform Lessor immediately if such damage or event as referred to in 11.6 occurs or threatens to occur.

11.2 If Lessee has the opportunity to do so, the previous provision also applies to the building or complex to which the Leased Space belongs.

11.3 Lessee is liable toward Lessor for all damages and losses to the Leased Space, unless Lessee shows that he, people whom he permitted access to the Leased Space, his staff and individuals for whom Lessee is liable, are not to blame in this respect or that the negligence is not attributable to him, all without prejudice to the provisions of 13.1, 13.4, and 13.5 pertaining to Lessee's maintenance, repair and renewal obligations.

11.4 Lessee indemnifies Lessor against any fines imposed on Lessor due to Lessee's actions or negligence.

11.5 Lessor is not liable for the consequences of defects which were not or should not have been known to Lessor at the commencement of the Lease.

11.6 Lessor is not liable for any damage to Lessee or his goods, and Lessee is not entitled to reduction of the rent, compensation or deferment of any payment obligation or termination of the Lease agreement in the event of an impaired quiet enjoyment of the land as a result of defects, including those stemming from visible and hidden defects of the Leased Space or the building or complex to which the Leased Space belongs, weather conditions, blocked access of the Leased Space, vacant property elsewhere, discontinuation of the supply of gas, water, electricity, heating, ventilation or air treatment, failure of systems and equipment, influx and outflow of gases or liquids, fire, explosion, or the inadequate provision of supplies and services. Lessor is also not liable for damages to the person or goods of third parties that are present in the Leased Space, and Lessee indemnifies Lessor against any such third party claims.

11.7 Lessee is liable for damages resulting from changes and improvements to the Leased Space made by or on behalf of Lessee's. Lessee indemnifies Lessor against claims of third parties for damages caused by changes and improvements made by Lessee.

11.8 Lessor is not liable for Lessee's loss due to business interruption or for damages resulting from activities by other Lessees, or from obstructed use of the Leased Space caused by third parties, or for defects which arose because Lessee did not fulfill his maintenance obligations.

11.9 The provisions of 11.6 and 11.8 with respect to business interruption do not apply in the event of damages resulting from gross negligence or serious misconduct by Lessor with respect to the condition of the Leased Space or the building or complex to which the Leased Space belongs. The provisions of 11.6 and 11.8 with respect to business interruption do not apply if the damage results from a defect in the Leased Space which was known or should have been known to Lessor at the commencement of the Lease; unless it concerns defects which were known or could have been known to Lessee through its inspection as referred to in 4. Among parties such defect will in that case not be considered a defect.

Bank guarantee
12.1 At the execution of the Lease agreement Lessee shall provide Lessor with a bank guarantee to secure fulfillment of Lessee's obligations under the Lease agreement, the type of which will be determined by Lessor, for the amount specified in the Lease agreement and specific to Lessee's payment obligations toward Lessor. This bank guarantee shall apply to any extension of the Lease agreement, including any amendments thereto, and shall remain valid for at least six months after the date on which the Leased Space is effectively vacated and the Lease agreement is terminated. This bank guarantee furthermore shall be valid with respect to any of Lessor's successor(s).

12.2 Lessee is not entitled to compensate any sum with the bank guarantee.

12.3 In the event the bank guarantee is invoked Lessee shall, upon Lessor's first request, immediately ensure that a new bank guarantee is issued for the full amount, with due observance of 12.1 and 12.4.

12.4 After an upward adjustment to the rent, charges for supplies and services or the advance therefore, and of the applicable VAT, Lessee shall, at Lessor's first request, immediately issue a new bank guarantee for the amount adjusted to the new payment obligations.

12.5 Prior to the start of each new lease period under an extension of the Lease agreement, Lessee will at Lessor's first request immediately arrange a new bank guarantee for the amount adjusted to the new payment obligations.

12.6 If Lessee does not comply with the obligations described in this section, Lessee shall incur a fine, payable on demand to Lessor, of €250.00 per violation for every calendar day that Lessee remains in breach after Lessee has been notified of such breach by registered letter.

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Maintenance, repair and replacements, surveys and inspections
13.1 Lessor is responsible for the costs of maintenance, repair and renewal activities to the Leased Space as specified in 13.3 below. Lessee is responsible for all other maintenance, repair and renewal activities, including the costs of inspections and surveys of the Leased Space. If the Leased Space is part of a building or complex, the above-mentioned also applies to the costs of said activities for the benefit of the building or complex to which the Leased Space belongs, such as work on common installations, spaces and other common facilities.

13.2 Unless otherwise agreed between the parties, the activities referred to in 13.3 and 13.4 will be performed by or on the instructions of the party who bears those costs. The parties will timely perform said activities or have this performed.

13.3 Lessor is responsible for the costs of:
a. maintenance, repair and renewal of structural sections of the Leased Space, such as foundations, columns, beams, construction floors, roofs, flat roof sections, construction walls and facades;
b. maintenance, repair and renewal of stairs, steps, sewer system, drains, external window sills of the Leased Space. The above notwithstanding, the provisions in 13.4, sub k, remain fully applicable to sewage pipes;
c. replacement of components and renewal of installations belonging to the Leased Space;
d. external paintwork.
The costs of the activities referred to in a. through d. shall be borne by Lessor, unless the activities shall be regarded as minor repairs, including minor and daily maintenance as defined by law or activities with respect to items which were not applied in, to or on the Leased Space by or on behalf of Lessor.

13.4 As a clarification of or in either deviation of or supplemental to 13.1, Lessee is responsible for:
a. external maintenance if and insofar it relates to activities which shall be considered minor repairs, including minor and daily maintenance as defined by law, as well as internal maintenance other than maintenance as meant in 13.3, all without prejudice to the following provisions;
b. maintenance, repair and renewal of door and window fittings, glazing and glass doors, mirrored and other windows;
c. maintenance and repair of roll-down shutters, venetian blinds, canopies and other awnings;
d. maintenance, repair and renewal of switches, sockets, telephone systems, lamps, lighting (including fittings), batteries, floor coverings, soft furnishings, internal paintwork, sinks, kitchen equipment and sanitary;
e. maintenance, repair and renewal of pipes and shutters for gas, water and electricity, fire-, burglary- and theft-prevention equipment and everything pertaining thereto;
f. maintenance, repair and renewal of boundary partitions, garden and yard, including pavement;
g. periodic and proper maintenance, as well as periodic inspections and administration of all technical systems belonging to the Leased Space, including the replacement of small components. These activities may only be carried out by contractors approved by Lessor;
h. (periodic as well as incidental) surveys and inspections, pertaining to the reliability and safety or verification of the correct functioning of the installations (technical or otherwise) belonging to the Leased Space or the Leased Space' appurtenances, whether or not required by the government and other reasonably deemed necessary; said surveys and inspections shall be carried out at Lessor's instructions; with regard to costs involved 16.3 through 16.8 applies to the extent possible.
i. maintenance, repair and renewal of items applied by or on behalf of Lessee, irrespective of whether these items are or will be applied under a provisional bookkeeping account made available by Lessor to Lessee;
j. ensure that the Leased Space is cleaned and keeping it clean, both internally and externally, including keeping the windows, roll-down shutters, venetian blinds, canopies and other awnings, the outside window frames and facades of the Leased Space clean, and the removal of any graffiti on the Leased Space.
k. ensure that grease-traps are emptied, cleaning and unblocking drains, gutters and all waste and sewage pipes up to the municipal sewer for the Leased Space, chimney sweeping, and cleaning out ventilation ducts.

13.5 Lessee is liable for maintaining, repairing and renewing any alterations and improvements affixed to the Leased Space by or on behalf of Lessee.

13.6 If Lessee fails to take care of the maintenance, repair or renewal, after receiving a notice, or if it is Lessor's opinion that this work has been carried out improperly or poorly, Lessor is entitled to have the maintenance, repair or renewal performed at Lessee's cost and risk.
If the work which falls under Lessee's responsibility cannot be postponed, Lessor is entitled to immediately perform or have this performed, at Lessee's expense.

13.7 Lessor shall consult with Lessee in advance, the way in which maintenance, repair and renewal which falls under Lessor's responsibility can be carried out, taking Lessee's interests into consideration as much as possible. If this work is performed at Lessee's request outside of normal working hours, Lessee will bear the extra costs involved.

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13.8 Lessee is responsible for the correct and skillful use of the technical installations in the Leased Space. Lessee is also responsible for any maintenance of those installations carried out by him or on his instructions. The fact that maintenance was performed by a company approved by Lessor shall not release Lessee from this responsibility.

13.9 Lessee shall immediately notify Lessor in writing, of any defects in the Leased Space. In said notice Lessee gives Lessor a reasonable time to start to remedy the defect which falls under the responsibility of Lessor. A reasonable time in this regard is at least six weeks, except in the case of a calamity.

13.10 If Lessor and Lessee agreed that the maintenance, repair and renewal work in, to or on the Leased Space or the building or the complex to which the Leased Space belongs, as specified in 13.1, 13.4 and 13.5, which are the responsibility of Lessee, shall be performed on Lessor's instead of Lessee's instructions, the costs involved will be charged by Lessor to Lessee. In some cases Lessor will enter into service contracts for this.

Adjustments by or on behalf of Lessor
14.1 Lessor is permitted to perform work or an inspection in, to or on the Leased Space or the building or complex to which the Leased Space belongs or to adjacencies, or have this work or these inspections performed, in the context of maintenance, repair and renewal. This includes adding additional facilities and changes or work required in connection with (environmental) requirements or measures imposed by the government, utility companies or other competent authorities.

14.2 If Lessor wants to renovate the Leased Space, he shall make a proposal for renovation to Lessee. A proposal for renovation by Lessee is presumed reasonable if it is supported by at least 51% of the Lessees whose Leased Space are involved in the renovations and these Lessees jointly rent at least 70% of the rentable floor area in m2, including vacant property, of the building or complex to which the Leased Space belongs which is involved in the renovation. For the purpose of calculating the percentage, Lessor will be classified as the Lessee of the rentable floor area in m2 which is not leased.

14.3 Renovation includes (partial) demolition, replacement construction, improvements to and alterations of the Leased Space or the building or complex to which the Leased Space belongs.

14.4 The provisions of Article 220, sub 1, 2, and 3, Book 7 of the Dutch Civil Code do not apply. Renovation and maintenance work to the Leased Space or the building or complex to which the Leased Space belongs shall not constitute a defect as far as Lessee is concerned. Lessee shall accept maintenance and renovations work to the Leased Space or the building or complex to which the Leased Space belongs and will provide Lessor with the opportunity to carry out such work, which does not give Lessee the right to reduce the rent or any other payment obligation, partial or full termination of the Lease agreement and/or to damages.

14.5 Lessor is permitted to alter the appearance and design of those parts of the Leased Space to which Lessee does not have exclusive rights of use, such as common spaces, elevators, escalators, stairs, stairwells, hallways, access points, and/or other appurtenances and to move, replace or eliminate these parts of the Leased Space.

Lessor access
15.1 If Lessor wishes to carry out or have carried out a tax assessment of the Leased Space or wants to perform work or have work performed in, to or on the Leased Space, Lessee is required to provide Lessor, or those persons who are seeking access on Lessor's behalf, access to enable such work to be carried out.

15.2 In order to carry out the work referred to in 15.1, Lessor and/or any person appointed by Lessor are entitled to enter the Leased Space after consultation with Lessee between 7 AM and 5:30 PM on working days. In cases of emergencies, Lessor is entitled to enter the Leased Space without consultation and if necessary beyond the foresaid times.

15.3 In the event of a proposed lease, sale or auction of the Leased Space, and during one year before the end of the Lease, Lessee shall, for at least two working days per week and without any reimbursement, upon prior notification from Lessor or his representative, allow the opportunity for viewing the Leased Space. Lessee will allow the usual "For Lease" or "For Sale" signs or posters to be posted on or around the Leased Space.

Costs of supplies and services
16.1 In addition to the rent, Lessee will bear the costs of supply, transportation, metering and usage of water and energy for the Leased Space, including the costs of entering into the relevant contracts and meter rental, and any other costs and fines charged by the utility companies. Lessee shall enter into supply contracts with the relevant organizations, unless the Leased Space has no separate connection and/or Lessor arranges this as part of the agreed upon supplies and services.

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16.2 If parties did not agree for the supply of additional supplies and deliveries, Lessee will arrange for these at its own cost and risk, to Lessor's satisfaction. In that case Lessee will enter into service contracts, subject to Lessor's prior consent, with respect to the installations within the Leased Space.

16.3 If parties did agree that Lessor will provide additional supplies and deliveries, Lessor will set the fee due by Lessee on the basis of the costs for providing these supplies and services and related administrative activities. Insofar as the Leased Space is part of a building or complex and the supplies and services also relate to other parts thereof, Lessor determines the reasonable share of the costs due by Lessee for those supplies and services. Lessor is not required to take into account the fact that Lessee may not use one or more of these supplies and services. If one or more parts of the building or complex are not in use, Lessor ensures with the determination of Lessee's share that this share will not be higher than it would have been in case of full use of the building or complex.

16.4 Lessor provides Lessee each year with a detailed statement of the costs of the supplies and services, with a specification of the calculation method and, insofar as applicable, Lessee's share of those costs.

16.5 After the end of the lease a statement will be provided for the period not yet accounted for. This final statement will be provided no later than 14 months from the moment that the previous statement was provided. Neither Lessor nor Lessee will claim a premature settlement.

16.6 The amount paid too little by Lessee or the amount received too much by Lessor according to the statement, taking advance payments into account, will be settled within one month after providing the statement. There is no suspension of this payment obligation in case the correctness of the statement is challenged.

16.7 Lessor is entitled to change or terminate the nature and scope of the supplies and services after consultation with Lessee.

16.8 Lessor is entitled to adjust the advance payment due by Lessee for supplies and services in the interim to reflect the anticipated costs, including in the circumstances mentioned in 16.7.

16.9 In the event that the supply of gas, electricity, heat and/or (hot) water is included in the supplies and services to be delivered by Lessor, Lessor may, after consultation with Lessee, adjust the method to determine this usage and therewith related Lessee's share in the costs of usage.

16.10 If the usage of gas, electricity, heat and/or (hot) water is determined on the basis of metering equipment and a dispute arises over Lessee's share of the usage costs because of non-functioning or incorrect functioning of these meters, Lessee's share will be determined by a company, hired by Lessor, which specializes in the measuring and determination of gas, electricity, heat and/or (hot) water consumption. This also applies in the case of damage, destruction or fraud in relation to the meters, without prejudice to all other rights Lessor has against Lessee in such case, such as the right to repair or renew the meters and payment of suffered damages.

16.11 Lessor is not liable for any damage resulting from the non-functioning or the improper supply of the aforementioned supplies and deliveries, except in the case of gross negligence or serious misconduct. In those cases Lessee is also not entitled to a reduction of rent and/or settlement of any payment obligation.

Costs, default
17.1 In all cases where Lessor issues a summons, notice of default or bailiff's writ to Lessee, or in the event of proceedings against Lessee to enjoin performance of the Lease agreement or to enforce vacating the premises, Lessee shall pay all costs incurred thereto by Lessor, both judicial and extra-judicial, with the exception of the costs of the proceedings for which Lessor is responsible under a final judgment.
The costs incurred will be established in advance between parties at an amount no lower than the normal tariff used by bailiffs.

17.2 Lessee is in default by the mere expiry of a time limit.

Payments
18.1 Payment of the rent and all other amounts owed under this Lease agreement will be made in legal Dutch tender no later than the due date by payment on or transfer to a bank account indicated by Lessor, without stay, discount, deduction, or settlement with any claim Lessee has or believes it has against Lessor. This is without prejudice to Lessee's right to remedy any defects himself and to deduct the reasonable costs thereof from the rent if Lessor is in default with the remedy of those defects. Lessor may change the place or method of payment and Lessee shall be notified of any such changes in writing. Lessor is entitled to determine to which outstanding claims under the Lease agreement the payments made by Lessee apply, unless Lessee specifically indicates otherwise when it makes the payment. In this last case, the provisions of Article 50, Book 6 of the Dutch Civil Code do not apply.

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18.2 Each time when an amount due by Lessee under this Lease agreement is not paid promptly to Lessor on the due date, Lessee will, by law, forfeits to Lessor a fine, payable on demand, of 2% of the amount due per calendar month calculated from the date when the amount became due, each part of a month counting as a full month, with a minimum of € 300.00 per month.

Taxes, charges, levies, premiums

VAT
19.1 If it has been agreed that VAT will be charged over the rent, Lessee and Lessor hereby expressly state that the determination of the rent is based on the assumption that Lessee will use or cause to use the Leased Space continuously for a minimum percentage established or to be established by law for performance that entitles deduction of VAT, in a manner that allows for opting for a lease subject to VAT.

19.2 Lessor and Lessee choose to waive a joint request opting for a VAT-taxed lease, with reference to Communication 45, Decree of March 24, 1999, number VB 99/571 and suffice with a statement completed and signed by Lessee, which forms an integral part of the current Lease agreement.

19.3 a If Lessee does not use or no longer uses or causes to be used the Leased Space for performances which entitles deduction of VAT and as a result thereof the exception on the exemption to deduct VAT over the rent is terminated, Lessee is no longer due VAT over the rent to Lessor or his successor(s); however Lessee is due, in addition to the rent in lieu of VAT a separate amount such that Lessor or his successor(s) are fully compensated for:
I.	The VAT on the operating costs of the Leased Space or investments therein which are no longer deductible by Lessor or his successor(s) as a result of the termination of the option;
II.	The VAT which Lessor or his successor(s) will be due to the tax authorities as a result of the termination of the option resulting from an adjustment as referred to in Article 15 sub 4 of the Turnover Tax Act 1968 or a review as referred to in the Articles 11 through 13 of the Turnover Tax Implementation Order 1968;
III.	All other damages suffered by Lessor or his successor(s) as a result of the end of the option.

19.3 b The financial disadvantage suffered by Lessor or his successor(s) as a result of the termination of the option will be paid by Lessee to Lessor, or his successor(s) together with the periodic rent payments and, with the exception of damage as referred to in 19.3a sub I, shall be evenly distributed over the remaining duration of the current lease period, if possible by means of an annuity, but is payable on demand, in full and in one sum, if the Lease agreement is terminated in the meantime for any reason.

19.4 The provision of 19.3a, sub II does not apply if the review period for deductions of VAT with respect to the Leased Space has expired when the current Lease agreement is entered into.

19.5 If a situation occurs as referred to in 19.3a, Lessor or his successor(s) will inform Lessee which amounts Lessor, or his successor(s), will have to pay to the tax authorities. Lessor or his successor(s) will also detail the other damages as referred to in 19.3a sub III. Lessor or his successor(s) will cooperate if Lessee wants an independent registered accountant to check the statement of Lessor or his successor(s). The costs of this will be borne by Lessee.

19.6 If in any financial year the Leased Space is not used sufficiently for the purposes referred to in 19.1, Lessee shall inform Lessor or his legal successor(s) of this, within four weeks after the end of the financial year in question, by means of a declaration, signed by Lessee. Lessee shall send a copy of this declaration to the VAT Inspector within the same period.

19.7 If Lessee fails to comply with the information obligation as referred to in 19.6, and/or fails to comply with the obligation to use the Leased Space as referred to in 19.9, or if it turns out in retrospect that Lessee used incorrect assumptions and Lessor or his successor(s) incorrectly charged VAT on the rent, Lessee is in default and Lessor or his successor(s) are entitled to recover financial damages resulting from this. Such damages include the full amount of the VAT due by Lessor or his successor(s) to the tax authorities, increased with interest, any increases and further costs and damages. This Section provides for a compensation scheme in the event that the option is terminated retroactively, in addition to the provision of 19.3a. The additional damage suffered by Lessor or his successor(s) as a result of the retroactive effect is payable on demand, in full and in one sum from Lessee. Lessor or his successor(s) will cooperate if Lessee requests verification by an independent registered accountant of these additional damages by Lessor or his successor(s). The costs thereof shall be borne by Lessee.

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19.8 The provisions of 19.3a, 19.3b, 19.5 and 19.7 also apply if Lessor or his successor(s) faces damages after (interim) termination of the Lease agreement, resulting from termination of the option applicable to both parties. These damages are payable on demand, in full and in one sum, due to Lessor or his successor(s).

19.9 Without prejudice to any other provisions of this Lease agreement, Lessee shall in any event use or cause to be used the Leased Space with the right of option, before the end of the financial year following the financial year in which Lessee has commenced to lease the Leased Space.

Other taxes, charges, levies, premiums, etcetera
20.1 The following is payable by Lessee, even if Lessor is assessed for this:
a. the municipal property tax in relation to the actual use of the Leased Space and the actual shared use of service spaces, general spaces and so-called common spaces;
b. environmental levies, including surface water pollution tax, water treatment charge, and all other environmental protection charges;
c. betterment levy, or related taxes or levies, in whole proportionate, if and to the extent Lessee benefits from the underlying purpose of the assessment or levy;
d. sewage tax;
e. other existing or future taxes, including taxes levied for facilities in public areas such as flag and advertising taxes, municipal tax on encroachments in, on or above public land, charges, levies and fees:
-	in relation to the actual use of the Leased Space;
-	in relation to Lessee's goods;
-	which would not or partially have been levied or imposed charged, if the use of the Leased Space would not have been provided to Lessee.

20.2 If the charges, levies or taxes due by Lessee are collected from Lessor, Lessee shall pay these at Lessor's first request.

20.3 If the nature or the operation of Lessee's profession or business in the Leased Space, building or complex to which the Leased Space belongs, results in a higher than normal fire insurance premium for the building and contents for Lessor or other Lessees, Lessee shall pay the amount above the normal premium to Lessor or these other Lessees. Lessor and other Lessees are free to choose the insurance company, the method to determine the insured value, and assessing the reasonableness of the premium due. "Normal premium" includes the premium which Lessor or Lessee can negotiate with a well-known and respected insurance carrier for the insurance of the Leased Space, and its contents against the risk of fire, at the time directly preceding the execution of this Lease, without having to consider the nature or the operation of Lessee's profession or business in the Leased Space and, for the duration of the Lease agreement, any adjustment of such premium that is not the result of a change of the nature or the scope of the insured risk.

Several and joint liability
21.1 If several (natural or legal) persons have contractually bound as Lessee, these will always be jointly and severally liable toward Lessor for the entirety of all obligations arising under the Lease agreement. Deferment of payment or release by Lessor granted to one of the Lessees or an offer to do so, shall affect only that Lessee.

21.2 The obligations under the Lease agreement are joint and several, also with respect to heirs and other assignees of Lessee.

Late availability
22.1 If the Leased Space is not available on the agreed effective date of the Lease, because the Leased Space was not ready on time, the previous user did not vacate the Leased Space on time, or if Lessor did not yet receive permits from the authorities, Lessee does not owe rent or fees for supplies and services until the date when the Leased Space is available for Lessee. All other obligations and agreed terms will be deferred accordingly. The rent indexation date remains unaltered.

22.2 Lessor is not liable for any damages incurred by Lessee because of any such delays, unless there is serious fault or gross negligence by Lessor.

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22.3 Lessee is not entitled to claim termination, unless the delayed delivery is caused by gross negligence or serious misconduct by Lessor and such delay results in circumstances which are such that in all reasonability unaltered maintenance of the Lease agreement cannot be required of Lessee.

Personal Data Protection Act
23. If Lessee is a natural person, Lessee gives permission to Lessor and the Property Manager to record and process his/her personal details in a database, by signing this Lease agreement.

Address service
24.1 From the effective date of the Lease, all notices by Lessor to Lessee in connection with the performance of this Lease agreement shall be sent to the address of the Leased Space.

24.2 Lessee is required to immediately notify Lessor if Lessee no longer operates its business in the Leased Space. Such notice will include Lessee's new domicile.

24.3 If Lessee leaves the Leased Space without notifying Lessor of its new domicile, Lessee's domicile will continue to be the address of the Leased Space.

Complaints
25. Lessee will submit any complaints and requests in writing. This may be done verbally in urgent cases. In such cases Lessee will confirm the complaint or request in writing as quickly as possible.

Property Manager
26. If a property manager is appointed by Lessor, Lessee shall consult the property manager on all matters pertaining to the Lease agreement.

Final provision
27. If part of the Lease agreement or these General Conditions are void or annullable this will not affect the validity of the remaining provisions of the Lease agreement or these General Conditions.
In such a case the void or annullable provision(s) shall be substituted, in accordance with the provisions of Article 42, book 3 of the Dutch Civil Code, by provisions as close as legally permissible to what parties would have agreed if they had been aware of the invalidity or nullity.

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